SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MULTICELL TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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MULTICELL TECHNOLOGIES, INC.
701 GEORGE WASHINGTON HIGHWAY
LINCOLN,  RI  02865

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2005

Dear Stockholder:

          You are cordially invited to attend the Annual Meeting of Stockholders of MultiCell Technologies, Inc., a Delaware corporation (the "Company"). The meeting will be held on Wednesday, May 18, 2005 at 1:00 p.m. local time at the Hilton Mission Bay, 1775 E. Mission Bay Drive, San Diego, CA 92109 for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.
2.	To ratify the selection by the Audit Committee of the Board of Directors of J.H. Cohn LLP as independent auditors of the Company for its fiscal year ending November 30, 2005.
3.

To approve an amendment to the Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company's common stock, whereby each outstanding five shares would be combined, converted and changed into one share of common stock.

4.

To approve an amendment to the Company's 2004 Equity Incentive Plan, to increase the aggregate number of shares of Common Stock authorized for issuance under the Plan by 20 million shares (on a pre-reverse stock split basis).

5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 23, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

W. Gerald Newmin Co-Chairman, CEO and Secretary

San Diego, California April 15, 2005

          You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

2.

MULTICELL TECHNOLOGIES, INC.
701 GEORGE WASHINGTON HIGHWAY
LINCOLN,  RI  02865

PROXY STATEMENT
FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

May 18, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

          We sent you this proxy statement and the enclosed proxy card because the Board of Directors of MultiCell Technologies, Inc. (sometimes referred to as the "Company" or " MultiCell") is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

          The Company intends to mail this proxy statement and accompanying proxy card on or about April 22, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

          Only stockholders of record at the close of business on March 23, 2005 will be entitled to vote at the annual meeting. On this record date, there were 158,049,284 shares of common stock outstanding and entitled to vote. Holders of MultiCell Series I Preferred Stock do not possess voting rights and are not entitled to vote at the 2005 Annual Meeting.

          Stockholder of Record: Shares Registered in Your Name

          If on March 23, 2005 your shares were registered directly in your name with MultiCell's transfer agent, U.S. Stock Transfer Corporation, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

          Beneficial Owner: Shares Registered in the Name of a Broker or Bank

          If on March 23, 2005 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of six directors;

•	Ratification of J.H. Cohn LLP as independent auditors of the Company for its fiscal year ending November 30, 2005.

•

To approve an amendment to the Amended and Restated Certificate of Incorporation, as amended, to effect a reverse split of the Company's common stock, whereby each outstanding five shares will be combined, converted and changed into one share of common stock.

•

To amend the Company's 2004 Equity Incentive Plan, to increase the aggregate number of shares of common stock authorized for issuance under the Plan by 20 million shares (on a pre-reverse stock split basis).

3.

How do I vote?

          You may either vote "For" all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

          Stockholder of Record: Shares Registered in Your Name

          If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

          To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

          To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

          Beneficial Owner: Shares Registered in the Name of Broker or Bank

          If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from MultiCell. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

          On each matter to be voted upon, you have one vote for each share of common stock you own as of March 23, 2005.

What if I return a proxy card but do not make specific choices?

          If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of all six nominees for director, "For" the appointment of J.H. Cohn LLP as independent auditors, "For" the proposed amendment to the Amended and Restated Certificate of Incorporation, as amended, to effect a 1-for-5 share reverse stock split of the Company's common stock, and "For" the proposed adoption of the Amendment to the 2004 Equity Incentive Plan. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

          We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees, and Automatic Data Processing, Inc. (ADP) and U.S. Stock Transfer Corporation may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but ADP and U.S. Stock Transfer Corporation will be paid their customary fees and U.S. Stock Transfer Corporation will be paid approximately $225 plus out-of-pocket expenses if it solicits proxies and acts as Inspector of Elections. We will, upon request, also reimburse brokerage firms, banks and other agents for the reasonable costs of forwarding proxy materials to beneficial owners.

4.

What does it mean if I receive more than one proxy card?

          If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

          Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:
•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to MultiCell's Secretary at 701 George Washington Highway, Lincoln, RI 02865.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's annual meeting?

          To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by October 15, 2005, to W. Gerald Newmin; 701 George Washington Highway, Lincoln, RI 02865. If you wish to bring a matter before the stockholders at next year's annual meeting and you do not notify MultiCell before February 15, 2006, the Company's management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter.

How are votes counted?

          Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal, with the exception of Proposal 3. For proposal 3, broker non-votes will have the same effect as "Against" votes.

          If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

For the election of directors, the six nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Only votes "For" or 'Withheld" will affect the outcome.

•

To be approved, Proposal No. 2, ratifying J.H. Cohn LLP as independent auditors of the Company for its fiscal year ending November 30, 2005 must receive a "For" vote from the majority of shares present either in person or by proxy and entitled to vote. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

•

To be approved, Proposal 3, approving the proposed amendment to our Amended and Restated Certificate of Incorporation, as amended, to effect a one for five reverse split of our outstanding common stock, must receive a "For" vote from a majority of the outstanding shares of the Company. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have the same effect as an "Against" vote.

•

To be approved, Proposal 4, the proposed 20 million increase in the number of shares of common stock authorized for issuance under the 2004 Equity Incentive Plan must receive a "For" vote from the majority of shares present either in person or by proxy and entitled to vote. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

5.

What is the quorum requirement?

          A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 158,049,284 outstanding and entitled to vote. Thus 79,024,643 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

          Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

          Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company's quarterly report on Form 10-QSB for the second quarter of fiscal 2005.

6.

PROPOSAL 1

Election Of Directors

          The Company's Bylaws give the Board of Directors the power to set the number of directors at no less than three and no more than nine. MultiCell's Board of Directors currently consists of six directors. There are six nominees for director this year. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director's death, resignation or removal. Each of the nominees listed below, except for Mr. Cataldo and Dr. Chang, are currently directors of the Company who were previously elected by the stockholders. Dr. Chang and Mr. Cataldo were appointed by the Board in 2004 and 2005, respectively, and are recommended by the Board for election at the 2005 Annual Meeting of Stockholders. It is the Company's policy to require nominees for directors to attend the Annual Meeting. Dr. Chang, Mr. Newmin, Mr. Page, Ms. Randolph and Mr. Sigmond attended the 2004 Annual Meeting of Stockholders, our most recent annual meeting.

          Directors are elected by a plurality of the votes properly cast in person or by proxy. The six nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by MultiCell's management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

          The following is a brief biography of each nominee for director.

NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION/ POSITION HELD WITH THE COMPANY

W. Gerald Newmin	67	1995	Co-Chairman of the Board, Chief Executive Officer, Treasurer, Secretary and Director
Edward Sigmond	45	2000	Director
Ann Randolph	57	2002	Director
Tom Page	72	2003	Director
Stephen Chang, Ph.D.	49	2004	President and Director
Anthony Cataldo	54	2005	Co-Chairman and Director

          Anthony J. Cataldo has served as a director of the Company since February 2005. He was appointed Chairman of the Board of BrandPartners Group, Inc., a Delaware corporation, (OTC BB: BPTR) in October 2003 and currently serves as its Non-Executive Chairman. From May 2002 through November 2004, he served as Executive Chairman of Calypte Biomedical Corporation (AMEX: HIV) a publicly traded biotechnology company. From May 1999 through May 2002, Mr. Cataldo served as the Chief Executive Officer and Chairman of the Board of Directors of Miracle Entertainment, Inc., a Canadian film production company. From August 1995 to December 1998, Mr. Cataldo served as President and Chairman of the Board of Senetek, PLC, (OTC BB: SNTKY) a publicly traded biotechnology company involved in age-related therapies.

          Stephen Chang, Ph.D. has served as a director of the Company since June 2004 and became President of the Company in February 2005. Dr. Chang also is currently Chief Executive Officer of privately held Astral Therapeutics, a San Diego biotechnology company one day per week through May 10, 2005. Dr Chang is President of CURES, a coalition of patient advocates, biotechnology companies, pharmaceutical companies and venture capitalists dedicated to ensuring the safety, research and development of innovative life saving medications. Dr Chang is on the board of BIOCOM, San Diego's premier life sciences organization. Dr. Chang was chief science officer and vice president of Canji Inc./Schering Plough Research Institute in San Diego from 1998 to 2004. Dr. Chang earned his doctoral degree in Biological Chemistry, Molecular Biology and Biochemistry from the University of California, Irvine.

7.

          W. Gerald "Jerry" Newmin joined the Company in June 1995. He currently serves as the Co-Chairman, Chief Executive Officer, Treasurer and Secretary. Mr. Newmin is Chairman, Chief Executive Officer, President, Secretary and a director of Xenogenics, a partially-owned subsidiary, and Chairman, Chief Executive Officer, Secretary and director of MCT Rhode Island Corp, a wholly-owned subsidiary of the Company. He serves on the Board of Directors of San Diego Defcomm, a not-for-profit consortium of defense companies based in San Diego, and DefenseWeb Technologies, Inc., a privately owned software development company based in San Diego. Mr. Newmin has a Bachelor's degree in Accounting from Michigan State University.

          Thomas A. Page has served as a director of the Company since September 2003. Mr. Page is Director Emeritus and former Chairman of the Board and CEO of Enova Corporation and San Diego Gas and Electric Company (now part of Sempra Energy). Mr. Page has been active in numerous industrial, community and governmental associations and has funded medical research. He is a director of the San Diego Regional Economic Development Corporation, Community National Bank, Sys Technologies, and is an advisory director of Sorrento Ventures. Mr. Page earned a Bachelor of Science degree in civil engineering, a masters in industrial administration and was awarded a doctorate in management, all from Purdue University. He has been licensed as an engineer and as a certified public accountant (CPA). Mr. Page also serves on the University of California Presidents Council on the National Laboratories.

          Ann Ryder Randolph has served as a director of the Company since June 2002. Ms. Randolph currently serves as Chair of the Audit Committee of the Company. Ms. Randolph is an associate with Regent Partners, LLC, a merchant bank in La Jolla, CA. She also serves on the boards of Allylix, Inc., a private biotechnology company, serving as Chair of the Corporate Governance and Nominating Committee; the University of California, San Diego, Libraries; the American Liver Foundation in San Diego; and the Corporate Directors Forum (CDF). Ms. Randolph earned Bachelor and Master of Arts degrees in English from the University of Louisville, Kentucky, and a Certificate in Finance from the University of California, San Diego. She has been a perennial bioscience and business student at San Diego universities and organizations for the last 25 years.

          Edward Sigmond has served as a director of the Company since May 2000. He has been in sales, marketing and operations management for the past 20 years. Mr. Sigmond has served as president of Kestrel Holdings, Inc., a holding company, since its inception in 1997. Mr. Sigmond served as president of Kestrel Development, a Texas based real estate development company, from 1993 to 1998 when it was dissolved. He studied Marketing and Chemistry at Duquesne University.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Independence of The Board of Directors

          The Board consults with the Company's counsel to ensure that the Board's determinations regarding director independence are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," as in effect time to time. In particular, the Board utilizes the criteria for independence set forth in the pertinent listing standards of the National Association of Securities Dealers' Stock Market ("NASDAQ").

          Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company's directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for W. Gerald Newmin, Anthony Cataldo and Stephen Chang, Ph.D.

Information Regarding the Board of Directors and its Committees

          The Company's independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of MultiCell Technologies, Inc. at 701 George Washington Highway, Lincoln, RI 02865. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit or Nominating, Corporate Governance and Compensation Committee.

8.

          The Board has two committees: an Audit Committee and a Nominating, Corporate Governance and Compensation Committee. The following table provides membership and meeting information for fiscal 2004 for each of the Board committees:

Name	Audit	Nominating, Corporate Governance and Compensation

Edward Sigmond	X	X*
Ann Randolph	X*	X
Tom Page	X	X

Total meetings in fiscal year 2004	7	8

* Committee Chairperson

          Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding "independence" and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

          The Audit Committee of the Board of Directors oversees the Company's corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company's audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company's Annual Report on Form 10-KSB; and discusses with management and the independent auditors the results of the annual audit and the results of the Company's quarterly financial statements. Three directors comprise the Audit Committee: Ann Randolph (Chairman), Edward Sigmond and Tom Page, a certified public accountant (CPA).

          The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Company's Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has determined that Thomas A. Page qualifies as an "audit committee financial expert," as defined in applicable SEC rules. The Board made a qualitative assessment of Thomas A. Page's level of knowledge and experience based on a number of factors, including his formal education and experience as a financial expert and his prior experience as a certified public accountant. A biographical summary of Mr. Page's background is included in Proposal 1 of this proxy. The Audit Committee met seven times during the fiscal year ended November 30, 2004.

Nominating, CORPORATE GOVERNANCE and Compensation Committee

          The Nominating, Corporate Governance and Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Nominating, Corporate Governance and Compensation Committee also reviews and approves corporate performance goals and objectives relevant to the compensation of the Company's executive officers and other senior management; reviews and recommends to the Board for approval the compensation and other terms of employment of the Company's Chief Executive Officer; reviews and recommends to the Board for approval the compensation and other terms of employment of the other officers; and administers the Company's stock option and purchase plans, and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs.

9.

          The Nominating, Corporate Governance and Compensation Committee is also responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the board of directors, making recommendations to the Board regarding the membership of the committees of the Board, and assessing the performance of management.

          The Nominating, Corporate Governance and Compensation Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating, Corporate Governance and Compensation Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. However, the Nominating, Corporate Governance and Compensation Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating, Corporate Governance and Compensation Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating, Corporate Governance and Compensation Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Nominating, Corporate Governance and Compensation Committee also determines whether the nominee will be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating, Corporate Governance and Compensation Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating, Corporate Governance and Compensation Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating, Corporate Governance and Compensation Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

          At this time, the Nominating, Corporate Governance and Compensation Committee does not consider director candidates recommended by stockholders. The Nominating, Corporate Governance and Compensation Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the criteria for Board membership approved by the Board.

          Three directors comprise the Nominating, Corporate Governance and Compensation Committee: Edward Sigmond (Chairman), Ann Randolph and Tom Page. All members of the Company's Nominating, Corporate Governance and Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Nominating, Corporate Governance and Compensation Committee met eight times during the fiscal year ended November 30, 2004. The Committee's functions are more fully described in its Charter which has been adopted by the Board of Directors and is available on the Company's website at www.multicelltech.com.

Meetings of the Board of Directors

          The Board of Directors met ten times during the last fiscal year. With the exception of one Audit Committee meeting missed by Mr. Page, each Board member attended all of the meetings of the Board and of the committees on which he or she served held during the period for which he or she was a director or committee member, respectively.

10.

Stockholder Communications with the Board of Directors

          Historically, the Company's process for stockholder communications with the Board has been through the Investor Relations function. Also, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Further, during the upcoming year the Board will give full consideration to the adoption of a more formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company's website.

Code Of Ethics

          The Company has adopted the MultiCell Technologies, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.multicelltech.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Report of the Audit Committee of the Board of Directors

          The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting process. The Committee's function is more fully described in its charter, which the Board of Directors has adopted and is available on the Company's website at www.multicelltech.com. The Committee reviews the charter on an annual basis.

          Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent auditors, J.H. Cohn LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

          The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended November 30, 2004 with the Company's management and has discussed with J.H. Cohn LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, "Communication with Audit Committees." In addition, J.H. Cohn LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee has discussed with J.H. Cohn LLP their independence.

          Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 2004, for filing with the Securities and Exchange Commission (the "SEC").

AUDIT COMMITTEE MEMBERS:

Edward Sigmond
Ann Randolph
Tom Page

11.

Proposal 2

Ratification Of Selection Of Independent AUDITORS

          The Audit Committee of the Board of Directors has selected J.H. Cohn LLP as the Company's independent auditors for the fiscal year ending November 30, 2005 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. J.H. Cohn LLP has audited the Company's financial statements since January 14, 2003. Representatives of J.H. Cohn LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

          Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of J.H. Cohn LLP as the Company's independent auditors. However, the Audit Committee of the Board is submitting the selection of J.H. Cohn LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

          The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of J.H. Cohn LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

          The following table represents aggregate fees billed to the Company for fiscal years ended November 30, 2004 and November 30, 2003, by J.H. Cohn LLP, the Company's principal accountant:

	Fiscal Year Ended

	2004	2003

Audit Fees	$93,557	$52,124
Audit-related Fees (principally related to the review of various SEC filings)	34,617	7,054
Tax Fees (related to the preparation of the Company's tax returns)	15,272	450
All Other Fees	0	0

Total Fees	$143,446	$59,628

All fees described above were approved by the Audit Committee.

No percentage of J.H. Cohn LLP's audit for the fiscal year ended November 30, 2004 was provided by persons other than its full-time permanent employees.

Pre-Approval Policies and Procedures.

          The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, J.H. Cohn LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service.

12.

          The Audit Committee has determined that the rendering of services other than audit services by J.H. Cohn LLP is compatible with maintaining the principal accountant's independence.

Change in Independent Auditors

          On January 14, 2003, the Audit Committee of the Board of Directors approved the appointment of J.H. Cohn LLP as the Company's independent auditors to audit the Company's financial statements for the fiscal year ending November 30, 2002 in place of Swenson Advisors, LLP. The decision to change independent public accountants was authorized by the Company's Board of Directors.

          In connection with the Company's audit for the fiscal year ended November 30, 2001, and in the subsequent period before Swenson Advisors, LLP's dismissal on January 13, 2003, there were no disagreements with Swenson Advisors, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that would have caused Swenson Advisors, LLP to report the disagreement if it had not been resolved to the satisfaction of Swenson Advisors, LLP. Swenson Advisors, LLP's report on the financial statements for the period referenced above did not contain an adverse opinion or disclaimer of an opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Swenson Advisors, LLP's letter to the SEC stating its agreement with the statements in this paragraph is filed as an exhibit to the Company's Report on Form 8-K dated February 20, 2003.

          During the fiscal year ended November 30, 2002 and any subsequent interim period before the Company's engagement of J.H. Cohn LLP, the Company did not consult with J.H. Cohn LLP regarding the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company's financial statements.

The Board of Directors Recommends
A Vote In Favor Of Proposal 2.

13.

PROPOSAL 3

Amendment To The Amended And Restated Certificate Of Incorporation,
As Amended, To Effect A Reverse Stock Split Of The Company's Common Stock, Whereby Each Outstanding Five Shares Would Be Combined, Converted And Changed Into One Share Of Common Stock.

Background

          The Company's common stock has been quoted on the Over-The Counter Bulletin Board ("OTC.BB") Market since it began operations. The Company's common stock under the symbol "MUCL" was previously quoted on the OTC.BB Market under the symbol "EXTI".

          The Company completed on February 10, 2005 a private placement offering. Pursuant to subscription agreements with 11 accredited investors, the Company received an aggregate of $4,000,000 and issued an aggregate of 26,666,668 shares of common stock plus 26,000,000 shares of common stock subject to the exercise of warrants. At the time of the transaction, the Company had 125,483,441 shares of common stock outstanding plus 48,211,056 shares of common stock reserved for future issuances upon the exercise of outstanding warrants and options, and conversion of convertible notes payable outstanding. In conjunction with this private placement, the Company entered into a series of standstill agreements with 27 of its security holders, wherein the security holders have agreed not to an exercise an aggregate of 25,635,500 options and warrants to purchase common stock, until such time as the Company has obtained shareholder approval to amend its certificate of incorporation to provide for additional authorized shares of common stock. On January 29, 2005 and February 1, 2005, respectively, and subject to completion of the private placement offering, the Company entered into employment and consulting agreements with Dr. Stephen Chang and Mr. Anthony Cataldo. Under the terms of these agreements Dr. Chang was granted stock options to purchase 5.0 million shares of common stock at twenty-eight cents ($0.28) per share and Mr. Cataldo was granted warrants to purchase 10.0 million shares of common stock at twenty-eight cents ($0.28) per share. These agreements provide that the stock options and warrants granted in the agreements cannot be exercised until such time as the shareholders approve an increase in the number of authorized shares

          In response to these issues, the Board of Directors considered and has authorized a proposed amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split, to be implemented for the purpose of increasing the number of authorized shares of the Company's common stock which are unissued. The Board of Directors has recommended that this proposal be presented to the Company's stockholders for approval. You are now being asked to vote upon this amendment to the Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company's common stock whereby each outstanding five shares would be combined, converted and changed into one share of common stock. The text of the form of proposed amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, is attached to this proxy statement as Appendix A, provided however, that the text of this amendment is subject to modification to include changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors may deem necessary or advisable to effect a reverse stock split.

          If approved by the stockholders, the reverse stock split will become effective upon filing the applicable certificate of amendment with the Secretary of State of Delaware. Upon effectiveness of the reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with the one for five reverse stock split. With the exception for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of the Company's outstanding common stock immediately following the reverse stock split as the stockholder held immediately prior to the reverse stock split. The par value of the Company's common stock would remain unchanged at $0.01 per share. The filing of the certificate of amendment would not change the number of authorized shares of the Company's common stock.

          Stockholders should note that the effect of the reverse stock split upon the market prices for the Company's common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the Company's common stock after the reverse stock split is implemented will be five times the price for shares of the common stock immediately prior to the reverse stock split. Furthermore, the proposed reverse stock split may not achieve the desired results, which have been outlined below. The reverse stock split may adversely impact the market price of the Company's common stock and any increased price per share of the common stock immediately after the reverse stock split may not be sustained for any prolonged period of time.

14.

Reasons For The Reverse Stock Split

          The Board of Directors believes that a reverse stock split is desirable for a number of reasons. First, as previously described, the Board of Directors believes that it was in the best interest of stockholders to raise additional equity capital and a reverse stock split is therefore necessary in order to have a sufficient number of authorized shares to satisfy the Company's commitments and to allow the Company to conduct its business. Second, the Board of Directors believes a reverse stock split could improve the marketability and liquidity of the Company's common stock. Third, the board believes that a reverse stock split could improve the Company's ability to raise new capital. Forth, the Company's stated objective of acquiring additional intellectual property through license agreements, the hiring of key scientists or acquisition would be severely limited. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Company's common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, it should be noted that a reverse stock split will decrease the total number of shares outstanding, which may impact the Company's liquidity. If a reverse stock split is implemented, however, holders of fewer than 100 shares of common stock after the reverse stock split is effected may be charged brokerage fees that are proportionately higher than holders of more than 100 shares of common stock. The board is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Company's common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

          The board of directors does not intend for this transaction to be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

          The Company may require additional sources of capital to fund its existing and future research and product development efforts and to fund continuing operations. The Company believes that an increase in per share value of the common stock, which the Company expects as a consequence of the reverse stock split, may enhance the attractiveness of the common stock for certain segments of the investing public and broaden the investor pool from which the Company might be able to obtain additional financing. For example, because of the trading volatility often associated with low-priced stocks, as a matter of policy many institutional investors are prohibited from purchasing these stocks. For the same reason, brokers often discourage their customers from purchasing these stocks. The reduction in the number of outstanding shares of common stock caused by a reverse stock split is anticipated initially to increase proportionally the per share market price of the common stock. However, because some investors may view a reverse stock split negatively in that it reduces the number of shares available in the public market, the market price of the Company's common stock may not reflect proportionately a reverse stock split.

          An alternative to a reverse stock split would have been to increase the number of authorized shares of common stock. This option was not presented to the stockholders because in the opinion of the Board of Directors, increasing the number of authorized shares would not improve the marketability of the Company's stock to institutional investors, could limit the attractiveness of the Company's stock in subsequent funding efforts and would limit the Company's opportunity for listing on the American Stock Exchange, which the Company is currently seeking.

          If this proposal is not approved by stockholders, the Company will face several very critical issues impacting its ability to operate in the future. As all currently authorized shares have been issued, the Company would be unable to honor current agreements to issue shares of its common stock, which would likely lead to demand for payment of all convertible debt, the repurchase of outstanding warrants and to employee turnover due to the inability to exercise outstanding options. In addition, the Company would likely be unable to raise any additional financing and obtain a listing on the American Stock Exchange. Continued interest in the marketability of the Company's stock may decline. The Company would also be unable to utilize equity as a means of attracting top talented executives and employees in the future.

15.

Effects Of The Reverse Stock Split On Registration And Voting Rights

          The Company's common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. A reverse stock split would not affect the registration of the Company's common stock under the Exchange Act.

          Proportionate voting rights and other rights of the holders of the Company's common stock would not be affected by the reverse stock split, other than as a result of the payment of cash in lieu of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of the Company's common stock immediately prior to the effective time of the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of the Company's common stock after the reverse stock split. Although the reverse stock split would not affect the rights of stockholders or any stockholder's proportionate equity interest in the Company, subject to the treatment of fractional shares, the number of authorized shares of the Company's common stock would not be reduced and would increase significantly the ability of the Board of Directors to issue authorized and unissued shares without further stockholder action. The number of stockholders of record would not be affected by the reverse stock split, except to the extent that any stockholder holds only a fractional share interest and receives cash for that interest after the reverse stock split.

Effect Of The Reverse Stock Split On The Authorized But Unissued Shares Of Common Stock

          In addition, the number of authorized shares of the Company's common stock will not change if the Company effects a reverse stock split. This will effectively increase significantly the number of authorized but unissued shares of the Company's common stock, which will increase significantly the ability of the board to issue authorized and unissued shares without further stockholder action. The issuance in the future of additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of the Company's common stock. At this time, the Company does not have any specific agreements or arrangements to acquire any business or engage in any investment opportunity or otherwise to issue additional shares of the Company's common stock, except as set forth in the Company's report on Form 10-KSB for the fiscal year ended November 30, 2004. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Amended and Restated Certificate of Incorporation, as amended, or bylaws of the Company. In addition, management could issue additional shares of the Company's common stock to resist or frustrate a proposed third-party transaction that would provide an above-market premium to stockholders and that is favored by a majority of the independent stockholders of the Company.

          The following table contains approximate information relating to our common stock under a one for five reverse split of our common stock as of March 23, 2005:

16.

	Pre-Reverse Split	1-for-5
Authorized	200,000,000	200,000,000
Outstanding	158,049,284	31,609,857
Reserved for future issuance pursuant to outstanding stock options*	14,203,000	2,840,600
Reserved for future issuance pursuant to Company equity plans	26,753,982	5,350,796
Reserved for future issuance upon conversion of outstanding Series A Preferred Stock	7,500,000	1,500,000
Reserved for future issuance upon exercise of outstanding warrants	61,142,729	12,228,546

Authorized and unreserved	(67,648,995)	146,470,201

*	Does not include the proposed 20,000,000 increase under Proposal 4 in the number of shares of common stock authorized for issuance under the 2004 Equity Incentive Plan.

Effect Of The Reverse Stock Split On Stock Options, Warrants And Par Value

          The reverse stock split would reduce the number of shares of the Company's common stock available for issuance under the Company's 2004 Equity Incentive Plan and other equity plans described below. Prior to giving effect to a reverse stock split and Proposal 4, the number of shares of common stock currently authorized for issuance under the 2004 Equity Incentive Plan is 15,000,000, In addition, the number of shares of common stock reserved for issuance pursuant to outstanding options assumed by the Company from the 2000 Stock Incentive Plan, 2000 Employee Benefit Plan and the 2004 Equity Incentive Plan will similarly be reduced in proportion to the exchange ratio of the reverse stock split. The par value of the Company's common stock and Preferred Stock would remain at $0.01 per share following the effective time of the reverse stock split, while the number of shares of common stock issued and outstanding would be reduced.

          The Company also has outstanding stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of the stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of the outstanding stock options and warrants. In connection with the reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

Effective Date

          The reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of the certificate of amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the 1-for-5 reverse stock split, each five shares of common stock issued and outstanding immediately prior to that effective date will be, automatically and without any action on the part of the stockholders, combined, converted and changed into one share of common stock.

17.

Payment For Fractional Shares

          No fractional shares of common stock would be issued as a result of the reverse stock split. In lieu of any fractional share interest, each holder of common stock who as a result of the reverse stock split would otherwise receive a fractional share of common stock will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Company's common stock on the effective date of the reverse stock split as reported on the OTC.BB Market by (ii) the number of shares of the Company's common stock held by a holder that would otherwise have been exchanged for a fractional share interest. This amount would be issued to the holder in the form of a check in accordance with the exchange procedures outlined under "Exchange of Stock Certificates" below. Holders of as many as four shares of the Company's common stock would be eliminated as a result of the payment of fractional shares in lieu of any fractional share interest in connection with the reverse stock split. The exact number of stockholders that would be eliminated as a result of the payment of fractional shares in lieu of the issuance of any fractional share interests will depend on the number of stockholders that hold a number of shares less than the reverse stock split ratio. As of March 23, 2005, there were approximately 1,256 stockholders of record of our common stock. As a result of a one for five reverse stock split, we estimate that cashing out fractional stockholders could reduce that number of stockholders of record to 1,125.

Exchange Of Stock Certificates

          Shortly after the effective date of the reverse stock split, each holder of an outstanding certificate theretofore representing shares of the Company's common stock will receive from the U.S. Stock Transfer Corporation, as the Company's exchange agent for the reverse stock split, instructions for the surrender of the certificate to the exchange agent. The instructions will include a form of transmittal letter to be completed and returned to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate which prior to the reverse stock split represented shares of the Company's common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name the certificate had been issued, certificates registered in the name of that person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share interest. Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of the shares that were borne by the surrendered certificates representing the shares of common stock. Until surrendered as contemplated herein, each certificate, which immediately prior to the reverse stock split represented any shares of common stock, shall be deemed at and after the reverse stock split to represent the number of full shares of common stock contemplated by the preceding sentence.

          No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to approval of the reverse stock split represented any shares of common stock, except that if any certificates of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, it shall be a condition of the issuance that (i) the person requesting the issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of the certificate, if any) or establish to the satisfaction of the Company that the taxes have been paid or are not payable, (ii) the transfer shall comply with all applicable federal and state securities laws, and (iii) the surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

          Under Delaware law, stockholders of the Company are not entitled to appraisal rights with respect to the reverse stock split.

Accounting Consequences

          The par value per share of the Company's common stock would remain unchanged at $0.01 per share after the reverse stock split. On the effective date of the reverse stock split, the stated capital on the Company's balance sheet attributable to common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in-capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of the Company's common stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

18.

Material Federal U.S. Income Tax Consequences of the Effective Reverse Stock Split

          The following is a summary of the material income tax considerations of the reverse stock split. It addresses only stockholders who hold the pre-reverse stock split shares and post-reverse stock split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse stock split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse stock split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended, referred to below as the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, the Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his, her or its tax advisor as to such stockholder's own situation.

          The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefore, excluding any portion of the holder's basis allocated to fractional shares, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

          A holder of the pre-reverse stock split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest and the cash received. This gain or loss will be a capital gain or loss and will be short term if the pre-reverse stock split shares were held for one year or less and long term if held more than one year.

          The Company as a result of the reverse stock split will recognize no gain or loss.

Required Vote

          The affirmative vote of the holders of a majority of the outstanding shares of our common stock will be required to approve the reverse stock split and the certificate of amendment to the Company's Amended and Restated Certificate of Incorporation, as amended. As a result, abstentions and broker non-votes will have the same effect as negative votes.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 3.

19.

PROPOSAL 4

Approval of the Amendment to the 2004 Equity Incentive Plan

          In March 2004, the Board of Directors of the Company ("Board") adopted, and the stockholders subsequently approved, the Company's 2004 Equity Incentive Plan ("Incentive Plan"). As of March 23, 2005, there were 15,000,000 shares of Common Stock reserved for issuance under the Incentive Plan. This amount will be increased annually on the first date of our fiscal year, from 2005 until 2013, by the least of (i) 2% of the shares of common stock outstanding on the day preceding the first day of such fiscal year, (ii) 7,500,000 shares of common stock or (iii) such number of shares as determined by the Board. In addition, the share reserve under the Incentive Plan shall be increased from time to time by such number of shares of common stock as is equal to the number of shares of common stock that, but for the termination of the 2000 Stock Incentive Plan (the "2000 Plan"), would otherwise have reverted to the share reserve of the 2000 Plan pursuant to the terms thereof.

          In March 2005, the Board amended the Incentive Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Incentive Plan from a total of 15 million shares to a total of 35 million shares (before giving effect to a proposed one for five reverse stock split of the Company's capital stock as discussed in Proposal 3). The Board adopted this amendment in order to ensure that the Company can continue to grant stock options at levels determined appropriate by the Board.

          As of March 23, 2005 awards (net of canceled or expired awards) covering an aggregate of 9,100,000 shares of the Company's Common Stock had been granted under the Incentive Plan. Only 5,900,000 shares of Common Stock (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of awards or the reacquisition by the Company of issued shares) remained available for future grant under the Incentive Plan.

          The Company's 2000 Employee Benefit Plan will continue subsequent to the passage of this proposal.

          Stockholders are requested in this Proposal 4 to approve the amendment to the Incentive Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 4.

          The essential features of the Incentive Plan are outlined below:

General

          The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock bonuses and restricted stock purchase awards (collectively "awards"). Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. Stock appreciation rights granted under the Incentive Plan may be tandem rights, concurrent rights or independent rights. See "Federal Income Tax Information" for a discussion of the tax treatment of awards. To date, the Company has granted 9,100,000 stock options under the Plan.

Purpose

          The Board adopted the Incentive Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately eleven (11) employees, as well as non-employee directors and consultants of the Company and its affiliates are eligible to participate in the Incentive Plan.

20.

Administration

          The Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. Subject to the limitations set forth below, the Board or its authorized committee will also determine the exercise price of options granted under the Incentive Plan and, with the consent of any adversely affected option holder, may reprice such options, which includes reducing the exercise price of any outstanding option, canceling an option in exchange for cash or another equity award, or any other action that is treated as a repricing under generally accepted accounting principals.

          The Board has the power to delegate administration of the Incentive Plan to a committee composed of not fewer than one (1) member of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Exchange Act. The Board has delegated administration of the Incentive Plan to the Nominating, Corporate Governance and Compensation Committee of the Board. As used herein with respect to the Incentive Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself. Subject to certain limitations, the Board may also delegate to one or more officers of the Company the authority to do one or both of the following (i) designate officers and employees of the Company to be recipients of stock awards and (ii) determine the number of shares of Common Stock to be subject to such stock awards granted to such officers and employees of the Company. Such officer would be able to grant only the number of stock awards specified by the Board, and such officer would not be allowed to grant a stock award to him or herself.

          The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The Incentive Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension Incentive Plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an "outside director" for purposes of Section 162(m).

Stock Subject to the Incentive Plan

          Subject to this Proposal, an aggregate of 25,900,000 shares of Common Stock is reserved for issuance under the Incentive Plan (without giving effect to the one for five reverse stock split in Proposal 3. This amount will be increased annually on the first date of our fiscal year, from 2005 until 2013, by the least of (i) 2% of the shares of Common Stock outstanding on the day preceding the first day of such fiscal year, (ii) 7,500,000 shares of Common Stock or (iii) such number of shares as determined by our board of directors. In addition, the share reserve under the Incentive Plan will be increased from time to time by any shares of Common Stock that, but for the termination of the 2000 Plan as of the date of the annual meeting, would have reverted to the share reserve under the 2000 Plan pursuant to the terms thereof.

          If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such awards again become available for issuance under the Incentive Plan. Shares issued under the Incentive Plan may be previously unissued shares or reacquired shares bought on the market or otherwise. If any shares subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock award is exercised through a "net exercise", the number of shares that are not delivered to the participant shall remain available for the grant of awards under the Incentive Plan. If the exercise of any stock award is satisfied by tendering shares of common stock held by the participant, the number of shares tendered shall again become available for the grant of awards under the Incentive Plan.

21.

Eligibility

          Incentive stock options and stock appreciation rights appurtenant thereto may be granted under the Incentive Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the Incentive Plan.

          No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

          No employee may be granted options and stock appreciation rights under the Incentive Plan exercisable for more than ten million (10,000,000) (without giving effect to the 1-for-5 reverse stock split in Proposal 3) shares of Common Stock during any calendar year ("Section 162(m) Limitation").

Terms of Options

          The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

          Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options shall be determined by the Board. If options are granted to covered executives with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section162(m) of the Code and certain adverse tax consequences would result under Section 409A of the code. See "Federal Income Tax Information." As of March 23, 2005, the closing price of the Company's Common Stock as reported on the OCT.BB was $0.31 per share.

          Acceptable consideration for the purchase of common stock issued under the Incentive Plan will be determined by the Board and may include cash, common stock previously owned by the optionee, a deferred payment arrangement, the net exercise of the option, consideration received in a "cashless" broker-assisted sale and other legal consideration approved by the Board.

          Repricing. In the event of a decline in the value of the Company's Common Stock, the Board or its authorized committee, with the consent of any adversely affected option holder, may reprice options, which includes reducing the exercise price of any outstanding option, canceling an option in exchange for cash or another equity award, or any other action that is treated as a repricing under generally accepted accounting principals. To the extent required by Section162(m) of the Code, a repriced option is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the Section 162(m) Limitation.

          Option Exercise. Options granted under the Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Incentive Plan typically call for vesting in equal installments over three years during the participant's employment by, or service as a director or consultant to, the Company or an affiliate (collectively, "service"). Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant's service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned Common Stock of the Company or by a combination of these means.

22.

          Term. The maximum term of options under the Incentive Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Incentive Plan generally terminate three months after termination of the participant's service unless (i) such termination is due to the participant's disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant's service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months of the participant's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. If an optionee's service with the Company, or any affiliate of the Company, ceases with cause, the option will terminate at the time the optionee's service ceases. In no event may an option be exercised after its expiration date.

          A participant's option agreement may provide that if the exercise of the option following the termination of the participant's service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act, then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant's service during which the exercise of the option would not be in violation of such registration requirements.

          Restrictions on Transfer. Incentive stock options are not transferable except by will or by the laws of descent and distribution, provided that a participant may designate a beneficiary who may exercise an option following the participant's death. Nonstatutory stock options are transferable to the extent provided in the option agreement.

Terms of Stock Bonuses and Stock Purchase Awards

          Stock purchase or bonus awards are granted through a purchase or bonus award agreement.

          Payment . Subject to certain limitations, the purchase price for stock purchase or bonus awards must be at least the par value of our common stock. The purchase price for a stock purchase award may be payable in cash, or any other form of legal consideration approved by the Board. Stock bonus awards may be granted in consideration for the recipient's past services for the Company.

          Vesting. Common stock under a stock purchase or bonus award agreement may be subject to a share repurchase option or forfeiture right in our favor, each in accordance with a vesting schedule. If a recipient's service relationship with us terminates, we may reacquire or receive via forfeiture all of the shares of our common stock issued to the recipient pursuant to a stock purchase or bonus award that have not vested as of the date of termination. Rights to acquire shares under a stock purchase or bonus award may be transferred to the extent provided in the award agreement so long as the common stock awarded pursuant to the grant remains subject to the terms of the original award agreement. The Board has the power to accelerate the vesting of stock acquired under a stock purchase or bonus award agreement.

          Restrictions on Transfer. Rights under a stock bonus or restricted stock bonus agreement may be transferred only as expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

Stock Appreciation Rights

          Stock appreciation rights are granted through a stock appreciation right agreement. Each stock appreciation right is denominated in share equivalents.

          Strike Price. The strike price of each stock appreciation right is determined by the Board or its authorized committee at the time of grant of the stock appreciation right.

23.

          Vesting. The Board or its authorized committee may impose any restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. If a stock appreciation right recipient's relationship with the Company, or any affiliate of the Company, ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months from cessation of service, unless the terms of the stock appreciation right agreement provide for earlier or later termination.

          Form of Payment. Stock appreciation rights may be paid in the Company's common stock, in cash, in any combination of the two or in any other form of legal consideration approved by the Board.

Stock Unit Awards

          Stock unit awards are purchased through a stock unit award agreement. Subject to certain limitations, the consideration, if any, for stock unit awards must be at least the par value of our common stock. The consideration for a stock unit award may be payable in any form acceptable to the Board and permitted under applicable law. The Board may impose any restrictions or conditions upon the vesting of stock unit awards, or that delay the delivery of the consideration after the vesting of stock unit awards, that it deems appropriate. Stock unit awards may be settled in the Company's common stock, in cash, in any combination of the two or in any other form of legal consideration approved by the Board. Dividend equivalents may be credited in respect of shares covered by a stock unit award, as determined by the Board. At the discretion of the Board, such dividend equivalents may be converted into additional shares covered by the stock unit award. If a stock unit award recipient's service relationship with the Company terminates, any unvested portion of the stock unit award is forfeited upon the recipient's termination of service.

Other Stock Awards

          Other forms of stock awards based on the Company's common stock may be granted either alone or in addition to other stock awards under the Incentive Plan. The Board has sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of the Company's common stock to be granted and all other conditions of such other stock awards.

Restrictions on Transfer

          The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable to the extent provided in the stock option agreement. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

Adjustment Provisions

          Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the type(s), class(es) and number of shares of Common Stock subject to the Incentive Plan and outstanding awards. In that event, the Incentive Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of Common Stock subject to the Incentive Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of Common Stock subject to such awards.

Effect of Certain Corporate Transactions

          In the event of certain corporate transactions, all outstanding stock awards under the Incentive Plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting provisions of such stock awards will be accelerated and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction. A stock award may be subject to acceleration of vesting in the event of a change in control as may be provided in the applicable stock award agreement or other written agreement between the award recipient and the Company. The acceleration of an award in the event of a corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

24.

Duration, Amendment and Termination

          The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate on June 16, 2014.

          The Board will have authority to amend or terminate the Incentive Plan. No amendment or termination of the Incentive Plan shall adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, the Company will obtain stockholder approval of any such amendment to the Incentive Plan in such a manner and to such a degree as may be required.

Federal Income Tax Information

          Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

          There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may give rise to or increase alternative minimum tax liability for the participant.

          If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

          Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

          To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

          Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences.

          There generally are no tax consequences to the participant or the Company by reason of the grant of these awards. However, if the exercise price of a nonstatutory stock option can, at any time, be less than the fair market value of the stock on the grant date, Section 409A of the Code imposes ordinary income and employment tax liability on the participant as the option vests in an amount equal to the difference between the fair market value of the stock on the vesting date and the exercise price. In addition, Section 409A imposes a penalty of 20% of such amount and an interest charge. The Company would be responsible for withholding these tax amounts. Upon acquisition of the stock under any of these awards, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

25.

          Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

          Stock Appreciation Rights. A participant will recognize taxable income upon the later of the grant or vesting of a stock appreciation right, unless the right meets certain requirements promulgated under Section 409A of the Code. These requirements include: (i) the baseline stock value for determining appreciation under the award must never be less than the fair market value of the stock on the grant date; (ii) the stock of the Company must be traded on an established securities market; (iii) the right may be settled only in Company stock; and (iv) the right may not permit the deferral of compensation except for the deferral inherent in the participant's ability to choose when to exercise the right. If a stock appreciation right does not satisfy these requirements, the participant will be subject to taxation, a 20% penalty and an interest charge upon the later of the grant or vesting of the right pursuant to Section 409A. The Company would be responsible for withholding these tax amounts. Assuming Section 409A does not require earlier taxation of a stock appreciation right, upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

          Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

          Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

          Stock purchase and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

Equity Compensation Plan Information

          The following table provides certain information with respect to all of the Company's equity compensation plans in effect as of March 23, 2005.

26.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	14,203,000	$0.18	26,753,982
Equity compensation plans not approved by security holders	0	0	0
Total	14,203,000	$0.18	26,753,982

27.

Security Ownership Of
Certain Beneficial Owners And Management

          The following table sets forth, as of March 23, 2005, certain information as to shares of our common stock owned by (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and executive officers named in our summary compensation table, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each named beneficial owner is the same as that of our principal executive offices located at 701 George Washington Highway, Lincoln, RI 02865.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Class Beneficially Owned

DIRECTORS AND EXECUTIVE OFFICERS
W. Gerald Newmin (3)	28,505,050	18.04%
Edward Sigmond (4)	624,250.39%
Ann Ryder Randolph (5)	895,000.57%
Ronald A. Faris (6)	3,149,159	1.99%
Thomas A. Page (7)	3,660,051	2.32%
Stephen Chang, Ph.D. (8)	787,500.45%
Janice DiPietro (9)	250,000.16%
Monarch Pointe Fund, LTD (10)	12,864,267	8.16%
David Firestone (11)	15,283,690	9.67%

All executive officers and directors as a group (six persons)	47,801,260	30.24%

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the Commission, shares of common stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. However, such shares are not deemed outstanding for purposes of computing the shares beneficially owned by or percentage ownership of any other person or group.

(2)	Unless otherwise noted, all shares listed are owned of record and the record owner has sole voting and investment power, subject to community property laws where applicable.
(3)

Includes 3,967,128 shares of our common stock owned by Mr. Newmin's spouse, over which Mr. Newmin disclaims beneficial ownership. Includes 548,611 shares issuable under options, which are exercisable on or within 60 days of March 23, 2005and 9,581,000 shares in the form of convertible notes and warrants.

(4)	Includes 48,611 shares issuable under options, which are exercisable on or within 60 days of March 23, 2005.
(5)	Includes 263,889 shares issuable under options, which are exercisable on or within 60 days of March 23, 2005.
(6)	Includes 2,125,000 shares issuable under options, which are exercisable on or within 60 days of March 23, 2005.
(7)	Includes 159,722 shares issuable under options, which are exercisable on or within 60 days of March 23, 2005.
(8)	Includes 105,556 shares issuable under options, which are exercisable on or within 60 days of March 23, 2005.
(9)	Includes 13,889 shares issuable under options, which are exercisable on or within 60 days of March 23, 2005.
(10)

Includes an estimated 4,665,000 shares of common stock issuable upon the conversion of outstanding shares of our Series I Preferred Stock, and 1,864,447 shares of common stock issuable upon exercise of an outstanding warrant. Assumes a conversion price of $0.18 on the Series I Preferred Stock, which would be the applicable conversion price if the conversion occurred as of the date of this report. The selling stockholder has agreed not to convert Series I shares or to exercise warrants to the extent such holder's beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding. The address for this selling stockholder is c/o Mercator Advisory Group LLC, 555 South Flower Street, Suite 4500 Los Angeles, CA 90071.

(11)

David F. Firestone is the managing member of Mercator Advisory Group, LLC, a California limited liability company ("MAG"). Mercator Momentum Fund, L.P. and Mercator Momentum Fund III, L.P. are private investment limited partnerships organized under California law. The general partner of each fund is MAG. Monarch Pointe Fund, Ltd. is a corporation organized under the laws of the British Virgin Islands. MAG controls the investments of Monarch Pointe Fund, Ltd. Assumes a conversion price of $0.18 on the Series I Preferred Stock, which would be the applicable conversion price if the conversion occurred as of the date of this report. The selling stockholder agreed not to convert Series I shares or to exercise warrants to the extent such holder's beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding. The address for the selling shareholder is c/o Mercator Advisory Group, LLC, 555 South Flower Street, Suite 4500 Los Angeles, CA. 90071.

28.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

          To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended November 30, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Form 4 and Form 5 reports covering one transaction was filed late by Janice DiPietro, two transactions were filed late by Thomas Page and W. Gerald Newmin and five transactions were filed late by Stephen Chang, Ann Randolph and Ed Sigmond. The filings for all officers and directors are now current.

Compensation of Directors

          Each director of the Company receives a per meeting fee of $3,000. The Chairman of the Audit Committee was paid $4,000 per meeting for each Audit committee meeting during the year and each committee member received $1,000 per meeting. The Chairman of the Nominating, Corporate Governance and Compensation Committee was paid $2,000 per Compensation Committee meeting and members of the Committee were paid $1,000 per meeting. All non-employee directors' fees were paid in shares of common stock based on the market price of the stock on the date of the board or committee meetings. In the fiscal year ended November 30, 2004, the total compensation paid to non-employee directors in the form of stock was $142,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy. In addition, Ms. Randolph is paid an additional $3,000.00 per month for services rendered to the Company as a director.

          Each non-employee director of the Company also receives stock option grants under the 2004 Equity Incentive Plan (which shall be referred to as the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

          Option grants under the Directors' Plan are non-discretionary. Each non-employee director is granted 250,000 stock options on the date he or she joins the Board of Directors. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. The standard terms of the plan call for vesting in equal installments over three years and expiring in five years.

29.

Employment, Severance and Change in Control Agreements

          Effective January 29, 2005 and February 1, 2005, subject to the completion of the private placement offering completed on February 10, 2005, the Company entered into an employment agreement with Stephen Chang, Ph.D., as President, and a director and consulting agreement with Anthony Cataldo. Under the terms of these agreements both Dr. Chang and Mr. Cataldo will be paid $15,000 per month in a combination of stock and cash, plus directors fees of $3,000 for each board meeting attended. In the event that the Company terminates Dr. Chang's employment, without Cause (as defined in the agreements), or terminates his employment for Good Reason, he shall be entitled to receive severance pay in the form of salary continuation then in effect, less applicable deductions and withholdings, for a period of six (6) months. Dr. Chang was issued 5.0 million stock options under the Company's equity incentive plan at $.28 per share, the fair market value on date of grant. The stock options will vest monthly over three years and expire in five years. Mr. Cataldo was granted a warrant to purchase 10 million shares of the Company's common stock at an exercise price of $.28 per share. Five million shares become exercisable in equal monthly installments over three years, or earlier in the event the remaining five million become exercisable as set forth below. Upon the closing of a round of equity financing that has been arranged by Mr. Cataldo with investors that were first introduced to the Company by Mr. Cataldo, equal to at least ten million dollars ($10,000,000) on terms acceptable to the Board, five million (5,000,000) shares subject to the warrant shall become exercisable thirty (30) days after the closing date of such round of financing. Mr. Cataldo also received 250,000 stock options for joining the Company's board of directors at an exercise price of $.28 per share, the fair market value on the date of grant. The stock options and warrants granted to Dr. Chang and Mr. Cataldo will in no event be exercisable prior to an increase in the authorized number of shares of the Company's common stock. Mr. Cataldo also received a $150,000 payment under the agreement for services rendered in connection with the Company's $4 million fundraising. Mr. Cataldo's consulting services under the agreement may be terminated only for cause, as defined in the agreement.

          Effective September 2001 the Company entered into an employment agreement with Ronald Faris, Ph.D. as President and Chief Science Officer of MultiCell Associates, a wholly owned subsidiary of the Company. Under the terms of the agreement, Dr. Faris was to receive compensation of $147,000 per year for 60% of his time. In the event that the Company terminates Dr. Faris's employment, without Cause (as defined in the agreement), or terminates his employment for Good Reason, he shall be entitled to receive severance pay in the form of salary continuation then in effect, less applicable deductions and withholdings, for a period of six (6) months. Dr. Faris was issued 250,000 stock options under the Company's stock option plan at $.12 per share, the fair market value on date of grant. The stock options will vest monthly over three years and will expire in five years. This agreement, which expired on June 30, 2004, has been extended on a month-to-month basis.

Compensation of Executive Officers

Summary of Compensation

          The following table shows for the fiscal years November 30, 2002, 2003 and 2004, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other three most highly compensated executive officers at November 30, 2004 (the "Named Executive Officers"):

30.

		Annual Compensation			Long Term Compensation

Name and principal position	Year	Salary ($)	Bonus ($)	Other annual compensation ($)	Awards		Payouts	All other compensation ($) (2)

					Restricted stock award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP payouts ($)

W. Gerald Newmin, Chairman of the Board, Chief Executive Officer, Secretary and Director	2004 2003 2002	-0- -0- -0-	-0- -0- -0-	$66,750(1) $45,625(1) $53,500(1)	-0- -0- -0-	250,000 -0- 500,000	-0- -0- -0-	-0- -0- -0-

Greg Szabo President, Treasurer, Director (2)	2004 2003 2002	$225,000 $149,662 $66,169	-0- -0- -0-	$11,500(1) $38,500(1) $35,176(1)	-0- -0- -0-	-0- -0- 2,000,000	-0- -0- -0-	-0- -0- -0-

Ronald Faris, Ph.D	2004 2003 2002	$145,542 $161,300 $133,844	$25,000 -0- $66,500	-0- -0- -0-	-0- -0- -0-	500,000 -0- 2,000,000	-0- -0- -0-	-0- -0- -0-

Janice DiPietro (3)	2004	$46,676	-0-	$9,375(4)	-0-	-0-	-0-	-0-

(1)

Represents the fair market value of shares of our common stock paid in lieu of cash based on the closing market price of our common stock on the date of approval by our board of directors. A total of 161,471, 458,656, and 311,147 shares were issued to Mr. Newmin in fiscal 2004, 2003, 2002, and 2001 respectively, and a total of 22,300, 810,011, 474,951 and 248,918 shares were issued to Mr. Szabo in fiscal 2004, 2003, 2002, and 2001 respectively.

(2)	Mr. Szabo resigned as an officer and Director of our Company effective March 31, 2004.
(3)	Dr. DiPietro was elected Chief Financial Officer of our Company on July 9, 2004.
(4)	Represents fees paid to Tatum CFO Partners, LLP of which Dr. DiPietro is a Managing Partner.

Stock Option Grants in Last Fiscal Year

          The Company grants options to its executive officers under its 2004 Equity Incentive Plan. As of March 23, 2004, options to purchase a total of 9,100,000 shares were outstanding under the Incentive Plan and options to purchase 5,900,000 shares remained available for grant under the plan.

          The following tables show for the fiscal year ended November 30, 2004, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

31.

	Individual Grants

Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date

W. Gerald Newmin	750,000	33.3%	$.27	9/16/2009

Ronald A. Faris	1,970,000	25.4%	$.61	2/27/2009

Janice D. DiPietro	200,000	100%	$.16	12/7/2009

Option Exercises and Fiscal Year-end Values

The following table presents information for the named officer in the Summary Compensation Table with respect to options exercised during fiscal 2004 and unexercised options held as of the end of the fiscal year.

Aggregated Option Exercised In Last Fiscal Year And Fiscal Year End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (11/30/04) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End (11/30/04) Exercisable/Unexercisable (1)

W. Gerald Newmin	325,000	$68,250	513,889/236,111	$61,250/63,750
Ronald A. Faris,	30,000	$2,400	1,261,667/708,333	177,183/255,417

(1) Based on the closing price of $ .20 per share for the last business day of the fiscal year ended November 30, 2004.

Certain Relationships and Related Transactions

          From August 2001 through November 2003, the Company borrowed an aggregate of $1,858,500 in order to finance the acquisition of MultiCell and for working capital. Of this amount, the Company borrowed $736,000 from Mr. Newmin, our Co-Chairman and Chief Executive Officer, and $50,000 from Mr. Szabo, Exten's former President. The notes bear interest at the rate of 10% per annum, with all principal and accrued interest due and payable in August 2004 and various dates in 2005. During 2003, Mr. Newmin converted $157,000 of his loans plus accrued interest and Mr. Szabo converted his entire loan plus accrued interest into shares of MultiCell Technologies, Inc. common stock. Mr. Newmin received a total of 1,036,306 shares and Mr. Szabo received 304,658 shares of stock. During the fiscal year ended November 30, 2004, Mr. Newmin converted $113,000 of his loans plus accrued interest into 705,700 shares of MultiCell Technologies, Inc. common stock.

          The remainder of Mr. Newmin's loans originally due August 4, 2004 were extended for one additional year, to August 3, 2005. The loans may be converted prior to maturity into shares of our common stock at $.20 per share. In addition, Mr. Newmin received warrants to purchase 6,550,000 and 500,000 shares of our common stock, respectively, at an exercise price of $.10 per share.

          On June 9, 2004 the Company entered into an agreement with Tatum Partners, LLP of Boston, MA to retain the services of Dr. Janice DiPietro as the Company's Chief Financial Officer. Under the terms of the agreement, the Company will compensate Dr. DiPietro at a rate of $1,667 per day, Tatum Partners LLP at a rate of $333.00 per day and provides for a cash bonus or equity incentive payment to Dr. DiPietro. Dr. DiPietro has agreed to share any equity compensation with Tatum Partners, LLP and is eligible for any employee benefits provided by the Company. The Company entered into a second agreement with Tatum Partners LLP on February 3, 2005 in connection with providing assistance to the Company in the area of Sarbanes Oxley compliance. This agreement stipulates a rate of $1,500 per day.

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          Mr. Newmin's wife, Barbara Corbett, provides investor relations consulting services to the Company. Ms. Corbett is compensated on an hourly basis and is paid in common stock of the Company. For the fiscal year ended November 30, 2004 Ms. Corbett was paid a total of $13,827.

          See also "Employment, Severance and Change of Control Agreements".

Householding of Proxy Materials

          The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

          This year, a number of brokers with account holders who are MultiCell stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to MultiCell Technologies, Inc., W. Gerald Newmin; 701 George Washington Highway, Lincoln, RI 02865 or contact Janice D. DiPietro at (401) 738-7560. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

          Other Matters

          The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

W. Gerald Newmin Co-Chairman, Chief Executive Officer and Secretary

April 15, 2005

33.

APPENDIX A

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
MULTICELL TECHNOLOGIES, INC.

          MULTICELL TECHNOLOGIES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

          FIRST: The name of the Corporation is MultiCell Technologies, Inc.

          SECOND: The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was April 28, 1970. The corporation was initially incorporated under the name Exten Ventures, Inc.

          THIRD: This Certificate of Amendment amends certain provisions of the Certificate and has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation and shall become effective on [_______], [________], 2005 at 5:00 p.m. EDT.

          FOURTH: Article Fourth of the Certificate shall be amended to read in its entirety as follows:

"The total number of shares of stock which this Corporation shall have authority to issue is 201,000,000 shares, of which 200,000,000 shares are Common Stock of $0.01 par value per share, and 1,000,000 shares are Preferred Stock of $0.01 par value per share. The aggregate par value of all such shares having value is $2,010,000.00. Upon the filing of this Certificate of Amendment, every five (5) shares of Common Stock outstanding shall be combined into one (1) share of Common Stock; provided however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the Over the Counter Bulletin Board as of the date this Certificate of Amendment is filed with the Secretary of the State of Delaware.

The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series."

          IN WITNESS WHEREOF, MultiCell Technologies, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of [_________], 2005.

MULTICELL TECHNOLOGIES, INC.

By: W. Gerald Newmin Chief Executive Officer

34.